Exhibit 99.1

CALGON CARBON ACQUIRES REMAINING INTEREST IN CALGON CARBON JAPAN
Pittsburgh, PA — March 31, 2011 — Calgon Carbon Corporation (CCC: NYSE) announced today that it has completed the acquisition of Calgon Carbon Japan KK (CCJ), the former joint venture between Calgon Carbon Corporation (Calgon Carbon) and Mitsubishi Chemical Corporation (MCC). The transaction occurred in accordance with the Redemption, Asset Transfer and Contribution Agreement which was executed by MCC and Calgon Carbon in 2010.
Calgon Carbon had increased its ownership of the joint venture from 49% to 80% on March 31, 2010 through the redemption of MCC shares and had changed the name to Calgon Carbon Japan KK. On March 31, 2011 the company completed the acquisition of CCJ. Leading up to the March 2011 transaction, Calgon Carbon negotiated certain claims with MCC and the final 20% was acquired without payment of any additional cash. CCJ is now a wholly owned subsidiary of Calgon Carbon.
Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.
For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.
This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other

Calgon Carbon Corporation • 400 Calgon Carbon Drive • Pittsburgh, PA 15205 • 412.787.6700

factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.
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Calgon Carbon Corporation • 400 Calgon Carbon Drive • Pittsburgh, PA 15205 • 412.787.6700 • www.calgoncarbon.com